F/S FINANCIAL STATEMENTS EXHIBITS

OTHER EXHIBITS

Form 1-A
Ponte Health Global Corp.
F/S (1)
Ponte Health 5 YR Financial Projections

5-Year Financial Projection 2022-2026

Revenues | 2022 - 2026


1%
38%
36%
25%


$22,000,000.00
$17,600,000.00
$13,200,000.00
$8,800,000.00
$4,400,000.00
$0.00
Properties MMG
Properties HTO
Properties HTO DESIGN
Properties HTF
Properties HTF DESIGN
Health Districts
Technologies

Summary of Revenues | 2022 - 2026

Projects	Brand	Location	Revenues *
Properties MMG	MG Medical Center	Kissimmee (MMG)	$795,000.00
Properties HTO	Health Towers	Downtown Orlando	$19,270,000.00
Properties HTO DESIGN	Health Towers	Downtown Orlando	$2,000,000.00
Properties HTF	Health Towers	Downtown Ft Lauderdale	$13,500,000.00
Properties HTF DESIGN	Health Towers	Downtown Ft Lauderdale	$1,500,000.00
Health Districts	Health Districts	Various U.S. Locations	$17,000,000.00
Technologies	Biennist	Global	$20,466,450.00
Total Revenues			**$74,531,450.00**

**REVENUES : Do not reflect Special Events such as Capital Asset Sales, or Capital Asset Operational Revenues Post- Construction, or other Special Fiscal Event.*

Overview | 2022 – 2026

Profit Residual	Expenses % Expected	Expenses	Revenues *
$636,000.00	20%	$159,000.00	$795,000.00
$13,489,000.00	30%	$5,781,000.00	$19,270,000.00
$1,400,000.00	30%	$600,000.00	$2,000,000.00
$9,450,000.00	30%	$4,050,000.00	$13,500,000.00
$1,050,000.00	30%	$450,000.00	$1,500,000.00
$11,900,000.00	30%	$5,100,000.00	$17,000,000.00
$15,349,837.50	25%	$5,116,612.50	$20,466,450.00
$53,274,837.50	**Variable**	**$21,256,612.50**	**$74,531,450.00**
Approx. Corporate Reinvestment	**10%**	**$7,453,145.00**	
Total Expenses		**$28,709,757.50**	**$45,821,692.50**

Shareholder Distributions | 2022 – 2026

Shareholders	Profit Residual	Profit Earnings
	$45,821,692.50	
Founder / CEO	$9,622,555.43	21%
Family / Heirs	$4,123,952.33	9%
Shareholders (Common Stock)	**$32,075,184.75**	**70%**
Shareholders (Preferred Stock)	$0.00	0%

Approximate Distribution Per Share | 2022 – 2026

Shareholders	Profit Residual 5 YR	Profit Earnings 5 YR	Per Share Performance
Shareholders (Common Stock)	$32,075,184.75	70%	Approx. YR Earn / Share
Shares Issued (Common Stock)	5,024,098 Shares	$6.38 USD	$1.27 USD

**DISTRIBUTIONS :* *Do not reflect Special Events such as Capital Asset Sales, or Capital Asset Operational Revenues Post-Construction, or other Special Fiscal Event*

These Financial Projections are based on the consummation of this offering as presented by Offering Circular filed on June 20 2022.
Development projects in Financial Projections are in progress in the current Company work pipeline.

Form 1-A
Ponte Health Global Corp.
F/S (2)
Ponte Health 2021 Balance Sheet

10:45 AM
03/08/22
Cash Basis

Ponte Health Global, Corp
Balance Sheet
As of December 31, 2021

	Dec 31, 21
ASSETS	
Current Assets	
Checking/Savings	
Bank of America - 9060	327.45
Bank of America - 9073	39.78
Bank of America - 9058	78.54
Total Checking/Savings	445.77
Other Current Assets	
L/R Ponte Health Propert - 0253	231,881.78
L/R Ponte Health Const - 3304	66,742.78
L/R Vertical Medical - 2236	105,175.00
L/R Ponte Health Tech - 4417	9,546.83
L/R Ponte Health P.A - 1119	127,834.00
L/R Ponte Health P.A - 2469	3,706.00
L/R Sports Medical City - 3392	23,009.86
L/R VMC - 2756	550.00
Total Other Current Assets	568,446.25
Total Current Assets	568,892.02
Other Assets	
Patent	450.00
Total Other Assets	450.00
TOTAL ASSETS	569,342.02
LIABILITIES & EQUITY	
Liabilities	
Long Term Liabilities	
External Investments	278,489.53
Total Long Term Liabilities	278,489.53
Total Liabilities	278,489.53
Equity	
Available-for-Sale Security	1,066,125.00
Dividends Paid	-163,487.77
Shareholder Draw - TCP	-176,537.71
Retained Earnings	-234,579.80
Net Income	-200,667.23
Total Equity	290,852.49
TOTAL LIABILITIES & EQUITY	569,342.02

Form 1-A
Ponte Health Global Corp.
F/S (3)
Ponte Health 2021 Profit & Loss

10:44 AM
03/08/22
Cash Basis

Ponte Health Global, Corp
Profit & Loss
January through December 2021

	Jan - Dec 21
Ordinary Income/Expense	
Income	
Golf Tournament Sponsorship	5,000.00
Total Income	5,000.00
Cost of Goods Sold	
Subcontracted Services	16,510.00
Total COGS	16,510.00
Gross Profit	-11,510.00
Expense	
Special Event	12,200.00
Travel Expense	16,822.77
Advertising & Marketing	5,533.51
Auto and Truck Expense	1,235.35
Bank Service Charges	6,857.53
Business Licenses and Permits	3,846.13
Dues and Subscriptions	4,773.85
Fuel	1,504.61
Golf Tournament Expense	5,093.19
Insurance Expense	1,995.91
Meals & Entertainment	4,398.10
Medical Expense	400.68
Office Supplies & Expenses	3,375.59
Professional Fees	27,822.20
Rent	86,525.00
Repairs & Maintenance	1,844.07
Utilities	4,928.74
Total Expense	189,157.23
Net Ordinary Income	-200,667.23
Net Income	**-200,667.23**

Form 1-A
Ponte Health Global Corp.
F/S (4)
Ponte Health 2021 Shareholder Statement Specimen

PONTE HEALTH GLOBAL CORP.
ORLANDO, FLORIDA

CORRESPONDENCE TO :
3956 TOWN CENTER BLVD 609
ORLANDO, FLORIDA 32837

FIRST LAST NAME
ADDRESS
CITY, FL 00000
SHAREHOLDER KEY
000-AA-XXX

SHAREHOLDER STATEMENT 2022Q2 : APR - JUN

*Note : This sheet calculates an individual shareholder's dividends distribution, per his / her holdings of shares outstanding in **Ponte Health Global Corp.** For questions email : **investments@pontehealth.com***

HOLDINGS QUARTER DISTRIBUTIONS (PHGC)

LAST PHGC CERTIFICATE NO. ISSUED	TOTAL NO. OF SHARES OUTSTANDING (SOLD)	PERCENT FOR CAPITAL DISTRIBUTION (TO SHAREHOLDERS)	TOTAL CAPITAL DISTRIBUTION FOR THIS QUARTER DIVIDENDS ($)	CAPITAL DISTRIBUTION PER EACH SHARE OUTSTANDING ($)
000	3,324,098	100.00%	$ 7,000.00	$ 0.002
	(As of June 1 2011)			

HOLDINGS QUARTER DISTRIBUTION (THIS SHAREHOLDER)

CERTIFICATE NUMBER	SHARES ISSUED	PERCENT ALLOCATION OF HOLDINGS (%)	DIVIDENDS DISTRIBUTION TO CERTIFICATE PER QUARTER CAPITAL DISTRIBUTION ($)
100	10,000	0.500%	$50.00
200	5,000	0.250%	$25.00
SHAREHOLDER TOTAL	**15,000**	**0.7500%**	**$75.00**

Form 1-A
Ponte Health Global Corp.
Exhibit A
Unregistered Securities

Unregistered Securities Issued or Sold Within One Year

(a) PONTE HEALTH GLOBAL CORP. ;
100,000,000 Shares Authorized ; State of Florida

(b) About the Unregistered Securities (Last 12 months)
1. Class A Common Stock
2. 497,566 Shares
3. 0 Shares

(c) Aggregate Consideration (Last 12 months)
1. $293,700.00 (Two Hundred Ninety Thousand Seven Hundred U.S. dollars)
2. $0.00 (Zero U.S. dollars)

(d) Securities Act exemption :
1. The Securities Act of 1933, Section 4(a)(2)

Additional Information About the Unregistered Securities since Company Inception

(e) About the Securities (Since Inception ; November 2016)
1. Class A Common Stock ;
   Class B (Family / Heirs) ;
   Class C (Founder / CEO)
2. 3,324,098 Shares — Class A Common Stock ; 70% of Profit Earnings currently assigned
3. 1,190,000 Shares — Class B ; 9% of Profit Earnings currently assigned
4. 57,000,000 Shares — Class C ; 21% of Profit Earnings currently assigned

(f) Aggregate Consideration (Since Inception ; November 2016)
1. $1,423,832.00 (One Million Four Hundred Twenty Three Thousand Eight Hundred Thirty Two U.S. dollars)

(g) Securities Act exemption :
1. The Securities Act of 1933, Section 4(a)(2)

Form 1-A
Ponte Health Global Corp.
Exhibit B
Risk Factors

Any statements regarding market events, future events or other similar statements constitute only subjective views, are based upon expectations or beliefs of Ponte Health, should not be relied on, are subject to change due to a variety of factors, including fluctuating market conditions, and involve inherent risks and uncertainties, both general and specific, many of which cannot be predicted or quantified and are beyond the Company's control. Actual results of the Company could differ materially from the Company's target returns set forth therein. Changes to any assumptions may have a material impact on any projections or estimates. In light of these risks and uncertainties, there can be no assurance that these statements or projections are now or will prove to be accurate or complete in any way.

Although prior experience and performance may be relevant to provide prospective investors with a general understanding of the experience of the founders of Ponte Health and its affiliated entities. Prior experience and performance is not necessarily indicative of future results.

All information contained herein is sourced from Ponte Health and its affiliates and subsidiaries unless otherwise noted. Certain information has been provided by third party sources and, although believed to be reliable, it has not been independently verified and is accuracy or completeness cannot be guaranteed. Ponte Health and is respective affiliates and subsidiaries disclaim any and all liability relating to this information, including without limitation any express or implied representations or warranties for statements contained in and omissions from this information. Except as otherwise stated herein, Ponte Health does not undertake or have any responsibility to notify you of any changes to the attached information. Additional information is available upon request.

This information is as of the date indicated, reflects present intention, may not be complete, is subject to change. Investment in the Company may involve a high degree of risk and volatility. Prospective investors should carefully review the risk factors presented herein and throughout the Offering Circular, and should consult financial advise and legal counsel, prior to making any investment decisions. Investment in the Company is suitable only for persons who can bear the economic risk of the loss of their investment, who have limited need for liquidity in their investment and who qualify as an "accredited investor". There can be no assurances that the Company will achieve its investment objective. The following summary of certain of these risks should be carefully evaluated before making an investment in the Company, though the following is not intended to, and does not, describe all possible risks of such an investment:

OVERVIEW OF RISKS

The Company is a newer entity which does not have an operating history for prospective investors to evaluate prior to making an investment in a Company. The financial forecasts that are included with this Offering Circular are based upon the Sponsor's projected net cash flow contained herein, the Sponsor's assumptions reflecting conditions it expects to exist and the course of action it expects to take during the forecasted period. The financial forecast is based

upon certain assumptions as to future events and conditions that may prove to be incomplete or incorrect and unanticipated events and circumstances may occur. Because of these uncertainties and the other risks outlined in this Offering Circular, the actual results of the Company will be different from those projected and the differences may be material and adverse. Potential investors should consider the projections in light of the underlying assumptions to reach their own conclusions as to the reasonableness of those assumptions and to evaluate the forecasts on the basis of that analysis. Neither the Sponsor, the Company nor their attorneys or accountants make any representation or warranty as to the accuracy or completeness of the forecasts contained in this Offering Circular or the underlying assumptions.

ILLIQUIDITY

There are severe restrictions on withdrawals from the Company and on transfers of Shares or Units in the Company. In almost all instances, the prior written consent of the Sponsor will be required for a transfer of the Shares or Units of any investor. Because of the restrictions on withdrawals and transfers, an investment in the Company is a relatively illiquid investment and involves a high degree of risk. A subscription for Shares or Units in the Company should be considered only by persons financially able to maintain their investment and who can accept a loss of all of their investment.

ACQUISITION OF PROPERTY SITE; GOVERNMENTAL APPROVALS

The various targeted Project Sites have unique sets of zoning variances that make it an ideal parcel for the development of projects. There is no guarantee that the Company will obtain the necessary governmental approvals to build any of the development projects planned or in the pipeline, although will proceed on a best effort basis, and viable alternatives will be identified and explored for purchased by the Company in the event of adverse conditions in any particular site. Exploration for suitability at times may impact project timelines.

RISKS ASSOCIATED WITH LEVERAGE

Leverage may increase risk because a decrease in Property revenues may disproportionately and adversely affect the ability to purchase commercial property or to pay any ground lease. Leverage also offers the opportunity for disproportionate equity appreciation in the event of improved operating results. A decrease in net cash flow from operations could cause a project to be unable to satisfy its debt service thereby resulting in a default under the loan, which would entitle the lender to foreclose. A foreclosure would result in loss of all or part of the investor's investment as well as adverse tax consequences to the investor.

RISKS ASSOCIATED WITH SENIOR HOUSING FACILITIES

The operation of senior housing facilities are highly regulated and such regulations are subject to change from time to time, which may result in an increase in the cost of operating a senior housing facility in Florida and /or a decrease in revenues from such facilities.

CONSTRUCTION RISKS

The costs of construction for each projects are estimated at a high level. Such costs could significantly increase due to changes in design and/or rising construction costs. Several aspects of the design call for cutting edge technologies and building systems to be employed. There is the risk that some of these systems may not be financially or technologically viable, in which case they would need to be replaced with more conventional materials and systems.

CONSTRUCTION DEFECT RISKS

The construction or rehabilitation of the development projects may expose the development projects and the developer to construction defect and product liability claims. These claims are ordinary in the construction industry and can be costly. Among the claims for which developers and builders have financial exposure are mold- related property damage and bodily injury claims. Damages awarded under these suits may include the costs of remediation, loss of property and health- related bodily injury. In response to increased litigation, insurance underwriters have attempted to limit their risk by excluding coverage for certain claims associated with pollution and product and workmanship defects. The development projects may be at risk of loss for bodily injury claims in amounts that exceed available limits on any comprehensive general liability policies acquired by the development projects or its developers and contractors. In addition, the costs of insuring against construction defect and product liability claims, if applicable, are high and the amount of coverage offered by insurance companies is also currently limited. There can be no assurance the development projects will be able to obtain insurance or if obtained, that the coverage will not be restricted and become more costly. If the development projects are not able to obtain adequate insurance, the Project may experience losses that could negatively impact your investment.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT

If applicable, under the Americans with Disabilities Act of 1990 (the “ADA”), public accommodations must meet certain federal requirements related to access and use by disabled persons. Facilities initially occupied after January 26, 1992 must comply with the ADA. When a building is being renovated, the area renovated, and the path of travel accessing the renovated area, must comply with the ADA. Further, owners of buildings occupied prior to January 26, 1992 must expend reasonable sums, and must make reasonable efforts, to make practicable or readily achievable modifications to remove barriers, unless the modification would create an undue burden. This means that so long as owners are financially able, they have an ongoing duty to make their property accessible. The definitions of “reasonable,” “reasonable efforts,” “practicable” or “readily achievable” are site-dependent and vary based on the owner’s financial status. The ADA requirements could require removal of access barriers at significant cost and could result in the imposition of fines by the federal government or an award of damages to private litigants. Attorneys’ fees may be rewarded to a plaintiff claiming ADA violations. State and federal laws in this area are constantly evolving and could evolve to place a greater cost or burden on the Project. While the Manager will typically try to obtain information with respect to compliance with the ADA prior to investing in a real property project, there can be no assurance that ADA violations do not exist at a real property project or any real property underlying an Investment. If violations do exist, there can be no assurance that there will be funds to pay for any necessary repairs.

OCCUPANCY RISKS

The occupancy projections are based on what other properties in the market are currently experiencing. Demand for assisted living units and/or medical office space could significantly decrease in the future which would decrease the net operating income, having an adverse effect on the project's ability to maintain projected profitability, or cover debt service.

RELIANCE ON PONTE HEALTH REPRESENTATIVES

The continuing services of the Sponsor are essential to the project, professional and technical expertise and licenses. If the Sponsor should become bankrupt, dissolve or liquidate, projects may not be completed. The viability of the Company is dependent upon the services of a limited number of key executives of the Company. Such viability may be significantly impaired in the event that any of the key executives die, become ill, or otherwise impaired.

GENERAL RISKS OF INVESTMENT IN REAL ESTATE

The economic success of an investment in the Project will depend upon the results of operations of the Investments acquired by the Project and compliance by the tenants in such Investments with the terms of their leases, which will be subject to risks typically associated with investments in real estate. Fluctuations in vacancy, operating expenses and tax rates can adversely affect operating results or render the sale or refinancing of the Investments difficult or unattractive and cause an inability to achieve a reasonable return. No assurance can be given as to the future occupancy of the Investments or the accuracy of the Project's assumption of the future costs of operating the Investments since such matters will depend on events and factors beyond the Project's control. These factors include, among others:

- changes in national, regional or local economic conditions, which could negatively impact a tenant's ability to pay rent in a timely fashion or at all;
- changes in local market conditions or characteristics, including new construction of properties that compete with the Investments;
- changes in interest rates and in the availability, costs and terms of borrowings, which may make the sale or refinancing of the Investments difficult;
- complete reliance on the Property Manager and the Manager to operate, manage and maintain the Investments;
- various conflicts of interest among the Project, Manager, the Property Manager and their Affiliates;
- changes in federal, state or local regulations and controls affecting rents, prices of goods, fuel and energy consumption, environmental restrictions, real estate taxes, zoning and other factors affecting real property;
- continued validity and enforceability of the tenant leases;
- the financial condition of the tenants;
- the ongoing need for capital improvements;
- changes in operating costs such as utilities; and
- acts of nature, such as earthquakes, tornadoes and floods.

The occurrence of any one or more of these events could materially affect the Investments and the tenants' revenues. Any reduced income could lead to the tenants' failure to maintain profitability or to pay debt service.

RISKS RELATED TO ACQUISITION OF PROPERTIES

There is no assurance that real estate properties meeting the Company's investment criteria will be available on terms acceptable to the Company, especially if there is competition from other prospective purchasers. Such availability and competition may be affected by general economic conditions, governmental regulations and other factors not within the Company's control. The development projects may be competing for property acquisition opportunities with entities that have substantially greater financial resources and a broader geographic knowledge base. These entities may also generally be able to accept more risk than the development projects prudently can manage. Thus, competition may generally reduce the number of suitable property acquisition opportunities available to the development projects. There can be no assurance that any of the development projects will be able to locate, consummate and exit investments that satisfy the development projects's rate of return objectives or that realize upon their values.

LIABILITY TO TENANTS AND GUESTS

The development projects intends to maintain insurance coverage against liability and casualty in scope and amount consistent with prudent and conservative practice in the industry. It is always possible that such coverage could prove inadequate under extraordinary or unforeseen circumstances, in which case the Project might face a claim payable out of its assets.

EARTHQUAKES, HURRICANES, FLOODS AND TORNADOS

The real property underlying the Investments may be located in areas in the United States that have increased risk of earthquakes, hurricanes or high winds, floods, tornados or other acts of God. An earthquake, hurricane, flood or tornado could cause structural damage to or destroy the real property underlying any such investment. The development projects do not intend to obtain insurance against such events unless such insurance is economic or required by any lender. If such insurance is unobtainable, a borrower or tenant defaults on its obligation to acquire such insurance, or the development projects fail to obtain such insurance, an earthquake, hurricane, flood or other act of God could have an adverse financial impact on the development projects. It is possible that any such insurance, if obtained, will not be sufficient to pay for damage to any such Investments.

UNCERTAIN ECONOMIC CONDITIONS

The United States economy experienced a significant downturn beginning in 2008, from which parts of the economy are still recovering. As a result, there can be no assurance that the Investments will achieve anticipated cash flow levels. Further, recent world events evolving out of increased terrorist activities and the political and military responses of the targeted countries have created an air of uncertainty concerning security and the stability of world and United

States economies. Historically, successful terrorist attacks have resulted in decreased travel and tourism to the affected areas, increased security measures and disturbances in financial markets. It is impossible to determine the likelihood of any future terrorist attacks on United States targets, the nature of any United States response to such attacks or the social and economic results of such events. However, any negative change in the general economic conditions in the United States could adversely affect the financial condition and operating results of the Investments. In addition, the revenues and operating results of the Investments may be affected by uncertain or changing economic and market conditions. If global economic and market conditions, or economic conditions in the United States or other key markets, remain uncertain or persist, spread, or deteriorate further, the tenants may experience material impacts on their financial conditions, which may affect the Investments' operating results.

Form 1-A
Ponte Health Global Corp.
Exhibit C
Ponte Health — Trademark (USPTO)

United States of America

United States Patent and Trademark Office

PONTE HEALTH

Reg. No. 6,450,642

Registered Aug. 10, 2021

Int. Cl.: 37

Service Mark

Supplemental Register

Ponte Health Global Corp. (FLORIDA CORPORATION)
3956 Town Center Blvd. #609
Orlando, FLORIDA 32837

CLASS 37: Real estate development and construction of buildings and offices in the medical field

FIRST USE 11-5-2016; IN COMMERCE 11-5-2016

THE MARK CONSISTS OF STANDARD CHARACTERS WITHOUT CLAIM TO ANY PARTICULAR FONT STYLE, SIZE OR COLOR

No claim is made to the exclusive right to use the following apart from the mark as shown: "HEALTH"

SER. NO. 88-779,118, FILED P.R. 01-30-2020; AM. S.R. 10-26-2020

Performing the Functions and Duties of the
Under Secretary of Commerce for Intellectual Property and
Director of the United States Patent and Trademark Office

Form 1-A
Ponte Health Global Corp.
Exhibit D
Health Towers - Orlando ; Permit One

CITY OF ORLANDO

BILLING SUMMARY

Date: June 9, 2022
Project Name: Vertical Medical City - Phase I

Case #: BLD2022-16144
Case Address: 1000 N ORANGE AVE
Project #:
Master #:

Description: *Application received on 6/8/22 via email* **THE CONTRACTOR/COMPANY IS LISTED AS TBD**
Vertical medical city - Phase I - Package 1: Parking deck core and shell; proposed scope of work includes the design and engineering of a 13-story parking core structure including the design and engineering of piles and pile caps, mat foundation, slabs, columns, beams, vertical transportation systems locations and shafts, egress stairways locations and shafts per master plan and conditional use permit: MPL2019-10023 and CUP2019-10014
Zoning: AC-3A/T

SEE DON FIELDS BEFORE ROUTING

Fees

Type	Amount Due
BLD Comm and Res 3+ Fee Deposit FBC	$13,198.78
BLD Comm and Res 3+ Fee Deposit LDC	$3,299.69
Total Fees	**$16,498.47**

Thank you for doing buisness with the City of Orlando

CITY OF ORLANDO

Payment Result

Permit Number: BLD2022-16144
Project: Vertical Medical City - Phase I
Address: 1000 N ORANGE AVE Orlando FL
Description: *Application received on 6/8/22 via email* THE CONTRACTOR/COMPANY IS LISTED AS TBD Vertical medical city - Phase I - Package 1: Parking deck core and shell; proposed scope of work includes the design and engineering of a 13-story parking core structure including the design and engineering of piles and pile caps, mat foundation, slabs, columns, beams, vertical transportation systems locations and shafts, egress stairways locations and shafts per master plan and conditional use permit: MPL2019-10023 and CUP2019-10014 Zoning: AC-3A/T SEE DON FIELDS BEFORE ROUTING
Application Status: Open
Issued Date: 00/00/0000
Expiration Date: 12/12/2022
Finaled Date: 00/00/0000

Thank you for your payment. Please save or print this page for your records.

Date:	06/13/22 09:30 AM
Amount:	$16,498.47
Cardholder Name:	PONTE HEALTH PROPERTIES LLC
Card Number:	5 * 7021
Transaction Number:	241383-04
Authorization Code:	113208

PRINT EMAIL RECEIPT

POWERED BY Selectron

Form 1-A
Ponte Health Global Corp.
Exhibit E
Health Towers - Orlando ; ProForma Summary

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
% OCCUPANCY (before vacancy):										
Assisted Living Units	92%	92%	92%	92%	92%	92%	92%	92%	92%	92%
Memory Care Units *	98%	98%	98%	98%	98%	98%	98%	98%	98%	98%
Disabled Adult Care Units **	96%	96%	96%	96%	96%	96%	96%	96%	96%	96%
Top % Occupancy	**98%**	**98%**	**98%**	**98%**	**98%**	**98%**	**98%**	**98%**	**98%**	**98%**
REVENUE:										
AL Light Care - PP Rent + Services	5,448,751	6,604,455	7,120,642	7,426,829	7,746,183	8,079,269	8,426,678	8,789,025	9,166,953	9,561,132
AL Medium Care - PP Rent + Services	5,175,808	6,273,620	6,763,949	7,054,799	7,358,155	7,674,556	8,004,562	8,348,758	8,707,755	9,082,188
AL Heavy Care - PP Rent + Services	5,854,030	7,095,696	7,650,276	7,979,238	8,322,345	8,680,206	9,053,455	9,442,754	9,848,792	10,272,290
Memory Care - PP Rent + Services *	14,151,060	16,725,569	17,731,242	18,493,686	19,288,914	20,118,338	20,983,426	21,885,714	22,826,799	23,808,352
Stroke Care - PP Rent + Services	3,611,670	4,377,721	4,719,872	4,922,827	5,134,508	5,355,292	5,585,570	5,825,749	6,076,256	6,337,535
Disabled Adult Care - PP Rent + Services **	5,661,000	6,546,963	6,955,271	7,254,348	7,566,285	7,891,635	8,230,976	8,584,908	8,954,059	9,339,083
Palliative Care - PP Rent + Services	6,120,540	7,418,734	7,998,562	8,342,500	8,701,228	9,075,381	9,465,622	9,872,644	10,297,167	10,739,946
Value Add Tenant In-Rent Services	1,609,218	1,860,059	1,947,323	2,005,742	2,065,915	2,127,892	2,191,729	2,257,481	2,325,205	2,394,961
Integrated Nutrition Services	643,210	743,472	778,352	801,702	825,753	850,526	876,042	902,323	929,393	957,274
Integrated Medical Services	5,100,677	5,998,506	6,420,154	6,760,422	7,118,724	7,496,017	7,893,305	8,311,651	8,752,168	9,216,033
Value Add Resident Outpatient Medical Services	61,654,122	72,855,977	77,776,051	81,898,182	85,978,605	90,275,291	94,799,701	99,563,904	104,580,611	109,863,203
Member (Not-Resident) Outpatient Medical Plans	1,007,803	1,190,909	1,274,620	1,342,175	1,413,310	1,488,216	1,567,091	1,650,147	1,737,605	1,829,698
Value Add Member Outpatient Medical Services	60,380,917	69,463,668	78,286,778	82,435,977	86,805,084	86,805,084	91,405,753	96,250,258	101,351,522	106,723,153
Value Add Food + Beverage Services	13,029,742	15,060,789	15,767,358	16,240,378	16,727,590	17,229,417	17,746,300	18,278,689	18,827,050	19,391,861
Leased Commercial Space	11,976,000	15,060,789	12,987,367	13,546,659	14,130,114	14,738,779	15,373,746	16,036,155	16,727,197	17,448,111
TOTAL GROSS REVENUE	**201,424,547**	**237,276,928**	**254,177,817**	**266,505,466**	**279,182,715**	**287,885,898**	**301,603,955**	**316,000,159**	**331,108,531**	**346,964,820**
Less Vacancy Factor	12,544,860	12,890,966	13,247,114	13,817,592	14,412,716	15,033,554	15,681,221	16,356,878	17,061,740	17,797,074
TOTAL NET REVENUE	**188,879,687**	**224,385,961**	**240,930,703**	**252,687,874**	**264,769,999**	**272,852,344**	**285,922,735**	**299,643,281**	**314,046,791**	**329,167,747**
GLOBAL EXPENSES:										
Personnel	84,126,541	86,650,337	88,816,596	91,037,011	93,312,936	95,645,759	98,036,903	100,487,826	103,000,022	105,575,022
ALF Administration	4,163,638	4,288,547	4,417,204	4,549,720	4,686,211	4,826,798	4,971,602	5,120,750	5,274,372	5,432,603
Medical Administration	1,336,200	1,376,286	1,417,575	1,460,102	1,503,905	1,549,022	1,595,493	1,643,357	1,692,658	1,743,438
ALF Resident Care	1,465,491	1,754,188	1,867,717	1,923,749	1,981,461	2,040,905	2,102,132	2,165,196	2,230,152	2,297,056
Medical Care	1,666,680	138,890	1,768,181	1,821,226	1,875,863	1,932,139	1,990,103	2,049,806	2,111,300	2,174,639
Vehicle	0	0	0	0	0	0	0	0	0	0
Marketing	208,414	214,666	221,106	227,739	234,571	241,608	248,857	256,322	264,012	271,932
Medical Marketing	112,200	115,566	119,033	122,604	126,282	130,071	133,973	137,992	142,132	146,396
Dietary	157,800	184,295	195,587	201,455	207,498	213,723	220,135	226,739	233,541	240,547
Maintenance	979,980	1,009,379	1,039,661	1,070,851	1,102,976	1,136,065	1,170,147	1,205,252	1,241,409	1,278,652
Medical Maintenance	166,020	171,001	176,131	181,415	186,857	192,463	198,237	204,184	210,309	216,618
Utilities	1,609,164	1,657,439	1,707,162	1,758,377	1,811,128	1,865,462	1,921,426	1,979,069	2,038,441	2,099,594
Medical Utilities	397,800	409,734	422,026	434,687	447,727	461,159	474,994	489,244	503,921	519,039
Property	10,180,694	11,847,822	200,446	206,460	212,654	219,033	225,604	232,372	239,344	246,524
Medical Property	248,880	256,346	264,037	271,958	280,117	288,520	297,176	306,091	315,274	324,732
TOTAL OPERATING EXP.	**106,819,502**	**111,602,286**	**102,632,461**	**105,267,352**	**107,970,187**	**110,742,728**	**113,586,781**	**116,504,200**	**119,496,887**	**122,566,793**
NET OPERATING INCOME	**82,060,185**	**112,783,675**	**138,298,243**	**147,420,522**	**156,799,812**	**162,109,616**	**172,335,954**	**183,139,081**	**194,549,904**	**206,600,954**
EST. DEBT SERVICE	**49,634,069**	**49,634,069**	**49,634,069**	**49,634,069**	**49,634,069**	**49,634,069**	**49,634,069**	**49,634,069**	**49,634,069**	**49,634,069**
CASH FLOW	**32,426,116**	**63,149,605**	**88,664,173**	**97,786,453**	**107,165,742**	**112,475,547**	**122,701,884**	**133,505,011**	**144,915,834**	**156,966,884**
CUMULATIVE CASH FLOW	**32,426,116**	**95,575,721**	**184,239,895**	**282,026,347**	**389,192,089**	**501,667,636**	**624,369,520**	**757,874,532**	**902,790,366**	**1,059,757,250**
Expense to Revenue Margin	0.57	0.50	0.43	0.42	0.41	0.41	0.40	0.39	0.38	0.37
Operating Margin	0.43	0.50	0.57	0.58	0.59	0.59	0.60	0.61	0.62	0.63
Net Profit (after debt)	0.17	0.28	0.37	0.39	0.40	0.41	0.43	0.45	0.46	0.48
Debt Coverage Ratio	1.65	2.27	2.79	2.97	3.16	3.27	3.47	3.69	3.92	4.16
CASH-ON-CASH RETURNS	**23.84%**	**46.43%**	**65.19%**	**71.90%**	**78.80%**	**82.70%**	**90.22%**	**98.17%**	**106.56%**	**115.42%**
CUMMULATIVE CASH-ON-CASH RETURNS		**70.28%**	**135.47%**	**207.37%**	**286.17%**	**368.87%**	**459.10%**	**557.26%**	**663.82%**	**779.23%**

INTERNAL RATE OF RETURN (IRR) @ YEAR 7	**38.31%**
INTERNAL RATE OF RETURN (IRR) @ YEAR 10	**40.98%**
NET PRESENT VALUE (NPV) @ 10 YR CF	**$461,826,393.98**
NPV CALCULATION @ DISCOUNT RATE OF	15%
EQUITY MULTIPLIER @ YEAR 7	**2.38**
EQUITY MULTIPLIER @ YEAR 10	**3.40**
CAP RATE (INITIAL)	**10.85%**
CAP RATE @ YEAR 7	**12.48%**
CAP RATE @ YEAR 10	**11.38%**
DOES NOT INCLUDE ASSET DEPRECIATION	0.10% per Year

Form 1-A
Ponte Health Global Corp.
Exhibit E
Health Suites - Kissimmee (MG Medical Center) ; Approval

DEPARTMENT OF COMMUNITY DEVELOPMENT

Dave Tomek
Administrator

Brian K. Brown
Deputy Administrator

Susan E. Caswell, AICP
Assistant Administrator

Steve W. Whitmore
Building Director

Kelly Haddock
Current Planning Director

Jose A. Gomez, P.E.
Development Review Director

Joseph S. Strickland
Extension Services Director

Robert Mindick
Parks and Public Lands Director

Kerry Godwin
Planning & Design Director

Kevin Ostrowski
Sports & Event Facilities Manager

Osceola County

1 Courthouse Square
Suite 1100
Kissimmee, FL 34741
PH: (407) 742-0200
Fax: (407) 742-0206
www.osceola.org

June 25, 2021 *Sent Via Email To: mmgarciamd@hotmail.com*

Dr. Melanie Melendez Garcia, MC
MG Medicine, LLC
2154 Bridgeview Circle
Orlando, FL 32824

Subject: SDP19-0150
MG Medical Center

Please be advised that the above referenced Site Development Plan (SDP) is hereby approved by the Osceola County Development Review Department. **This approval is granted as of June 25, 2021, shall be valid for three years and is scheduled to expire on June 25, 2024.**

In addition to the requirements of the Osceola County Land Development Code, this SDP approval is subject to the following Conditions:

1. A fee of $2,483 must be paid to Osceola County for import/export Hauling activities proposed for this project. The fee must be paid prior to the pre-construction meeting.

2. A dewatering plan must be submitted and approved prior to beginning any dewatering operations.

3. No lane closure shall occur on Cross Prairie Parkway between the hours of 6 am-10 am and 2 pm-6 pm on Monday, Tuesday, Thursday, and Friday and 6 am-10 am and 1 pm-6 pm on Wednesdays. Overnight work will take place no earlier than 8 pm and should be complete by no later than 5 am.

4. F-1 Fire hydrant #1 and FDC must be installed within 6 ft from edge of pavement. | | F-2 The maximum distance between fire hydrant #1 and #2 shall not exceed 500 ft.

If any landscaping, irrigation, or specialty regulatory signage is proposed in existing or proposed County right-of-way other than internal residential subdivision roads, developer is required to enter into a Right-of-Way Utilization Agreement with the Osceola County Board of Commissioners for the installation and maintenance of said improvements. Contact County Engineer in Public Works at 407-742-0541 to make application. Right-of-Way Utilization Agreement must be approved by the BOCC prior to recording of final subdivision plan.

Please be advised that approval of this SDP DOES NOT grant the ability to commence site construction. Prior to construction and issuance of building permits, the following must occur:

1. Prior to scheduling the pre-construction meeting, all required items must be submitted to and approved by your project coordinator and a construction permit fee of $44,003.15 ($150 fire review remaining, plus $43,853.15 inspection) shall be submitted to this office and made payable to the Osceola Board of County Commissioners.

2. Once all required Pre-Construction Sufficiency Checklist items have been submitted and approved by your Project Coordinator you may contact Tina Stadtlander (407-742-0245) or Silvia Juhas (407-742-0246) to schedule the Pre-Construction meeting

3. A full set of approved plans, stamped and watermarked by the County, must be printed and provided for County inspection staff at the pre-construction meeting.